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                                                                   EXHIBIT 23.02

                            CONSENT OF KPMG LLP

The Board of Directors
VeriSign, Inc.:

We consent to the incorporation by reference herein of our report dated December 18, 1998, with respect to the consolidated balance sheets of VeriSign, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from April 12, 1995 (inception) to December 31, 1995, and for each of the years in the two-year period ended December 31, 1997, which report appears in the registration statement (No. 333-70121) on Form S-1 dated January 26, 1999, filed by VeriSign, Inc., and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.


                                                        KPMG LLP


Mountain View, California
January 26, 1999